Exhibit 23.1
[MOORES ROWLAND MAZARS LETTERHEAD]
Consent of Independent Certified Public Accountants
     We consent to the inclusion in this Form 10-K of Sun New Media Inc. (“the Company”) of our report dated January 13, 2006 on our audit of the consolidated financial statements of the Company, which covered the consolidated balance sheet as of September 30, 2005 and the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the period from June 6, 2005 to September 30, 2005.
/s/ Moores Rowland Mazars
Chartered Accountants
Certified Public Accountants
Hong Kong
June 29, 2006